Exhibit 10.15

SHORT-TERM INCENTIVE PLAN

Crawford & Company’s 2008 Short-Term Incentive Plan (STIP) is one component of the total compensation of individuals who are vital to the overall success of the company (“Company”). The STIP is not intended to be governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as either a welfare benefit plan or a pension plan. It is intended to be a bonus program as such term is defined in the regulations under ERISA at 29 C.F.R. § 2510.3-2(c).

Important Information About the STIP

This STIP supersedes all prior short-term incentive plans. The Nominating/Corporate Governance/Compensation Committee (the “Committee”) of the Board of Directors of the Company has full discretion to interpret, amend or modify the plan at its sole discretion, including the modification of individual payouts. The Committee shall appoint an administrative committee that shall be responsible for the day to day administration of the Plan.

Participation in the STIP does not create any contractual or other right to receive any other benefits, nor does participation constitute a condition or right of future employment.

Overall Objectives

The STIP has been designed to:

•	Build a strong, uniform performance-based culture across the Company.

•	Support and reward the achievement of corporate, division and, in some cases, individual results.

•	Provide significant reward for exceeding set goals.

•	Provide a market-competitive total cash compensation opportunity.

•	Assist in attraction and retention of talent critical to the Company’s success.

Eligibility

Company employees, including employees of designated Company subsidiaries, are eligible for participation in the STIP if they meet the following criteria:

•	Employees must be a “full-time employee.”

•	Unless specified by the Committee, employees must be in a management level position, equivalent to a U.S. grade level 8 and above.

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Employees must be employed in an STIP-eligible position prior to the start of the STIP year or at time of hire or are promoted into a STIP-eligible position by September 30 of the applicable STIP year.

Short-Term Incentive Plan

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Employees must be in the STIP-eligible position until the end of the STIP year as a full time employee and on the payroll at time of STIP payment date, which is targeted to take place by March 15 following the end of the applicable STIP year.

If an employee is in corrective action status on the date when the STIP payment is distributed, the employee is ineligible for STIP payment.

If an employee is hired into a STIP eligible position after February 1 and before September 30 of the applicable STIP year…

If an employee is hired into a STIP eligible position after February 1 and before September 30 of the applicable STIP year, the employee will be eligible to receive a prorated amount of the STIP payment based on the number of full months he or she is in an STIP eligible position.

How the STIP Works

STIP awards are based on performance measures that may include a combination of corporate, division and individual performance goals. Important: For any STIP payouts to be made, the Company must achieve at least 80% of the target for corporate operating earnings in a STIP year.

STIP Target Levels

If an employee is eligible for participation in the STIP, the employee will have a target STIP payment, based on the employee’s salary grade. The target STIP payment shall be a percentage of the employee’s base salary as shown below:

STIP 2008 Target Levels

Salary Grade	Target STIP Payment (as % of salary)
20	65.0%
19	47.5%
18	47.5%
17	45.0%
16	30.0%
15 c	35.0%
15 b	30.0%
15	22.5%
14 c	30%
14 b	22.5%
14	17.5%
13 c	30.0%
13 b	22.5%
13	14.5%
12 c	22.5%
12 b	14.5%
12	11.0%
11 c	14.5%

Short-Term Incentive Plan

STIP 2008 Target Levels

Salary Grade	Target STIP Payment (as % of salary)
11 b	11.0%
11	11.0%
10 c	14.5%
10 b	11.0%
10	11.0%
9 c	14.5%
9 b	11.0%
9	10.0%
8 c	5.0%
8 b	14.5%
8	10.0%

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Target levels are not guaranteed; any STIP payout is based on satisfaction of applicable performance measures and can be below, at or above target. In addition, for any payout to occur, the Company must achieve at least 80% of the corporate operating earnings target measure. Refer to “STIP Performance Measures” on page 5 for more information.

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Any employee may earn above the STIP target for outstanding performance. The maximum an employee can receive is two times the target STIP payment. For example, if an employee is classified as grade 11, the employee’s maximum STIP payout would be 22.0% of his or her base salary.

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“Base salary” is the annualized base rate of pay, and does not include other income such as bonuses, commissions, disability benefits, etc. Any STIP award is based on an employee’s salary as of January 1 of the applicable STIP year unless the employee becomes STIP-eligible after the start of such STIP year in which case the STIP award is based on the employee’s salary on the date he or she becomes STIP-eligible.

STIP Result Categories

An employee’s STIP award is based on performance measures in up to three categories:

•	Corporate

•	Division

•	Individual

The categories and applicable weightings for corporate and division employees are set forth in the following charts:

Corporate

Grade[1]	Corporate	Individual
20	100%	0%
19	100%	0%
18	100%	0%
17	80%	20%
16	80%	20%
15	80%	20%

Short-Term Incentive Plan

Grade[1]	Corporate	Individual
14	80%	20%
13	80%	20%
12	80%	20%
11	70%	30%
10	70%	30%
9	70%	30%
8	70%	30%

[1]	Includes b and c levels within a grade.

Division

Grade[1]	Corporate	Division	Individual
19	30%	70%	0%
18	30%	70%	0%
17	20%	60%	20%
16	20%	60%	20%
15	20%	60%	20%
14	20%	60%	20%
13	20%	60%	20%
12	20%	60%	20%
11	20%	50%	30%
10	20%	50%	30%
9	20%	50%	30%
8	20%	50%	30%

[1]	Includes b and c levels within a grade.

STIP Performance Measures

Quick Note

Not all STIP participants have awards that include individual performance.

Each of the results categories are made up of one or more performance measures. The performance measure targets in each category are established by the Committee for each STIP year.

Corporate and division performance measures include:

•	Revenue – Adjusted for acquisitions, dispositions and exchange rate fluctuations.

•	Operating earnings

•	Workdays outstanding in total billed and unbilled accounts receivable (“Total A/R”)

While using the same performance measures, corporate results are based on overall corporate performance measured against revenue, operating earnings and workdays outstanding in Total A/R and division results are based on division-specific performance against these measures.

Individual performance measures are based on individual performance evaluation ratings.

Short-Term Incentive Plan

Threshold, Target and Maximums for Performance Measures

Each performance measure is assigned a:

•	Threshold – Results at or below the threshold level of performance provide no incentive award.

•	Target – Results meeting target trigger payment of 100% of the target goal.

•	Maximum – Results meeting maximum trigger payment of 200% of the target goal.

Performance measures and their thresholds, targets and maximums are set annually by the Committee.

Performance Measure Weighting

Each performance measure is given a weight, as approved by the Committee. The weightings for 2008 are shown below:

Performance Measure	2008 Weighting of Goals
	Corporate	Division*	Individual
Revenue	20%	20%	n/a
Operating earnings	60%	60%	n/a
Workdays outstanding in Total A/R	20%	20%	n/a
Individual Performance	n/a	n/a	100%

*	Division weighting are based on division specific goals for revenue, operating earnings and workdays outstanding in Total A/R.

Quick Note

For any STIP payout to occur, the Company must achieve at least 80% of the target for the corporate operating earnings performance measure for that year.

Keep in mind:

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The specific measures and weightings used to determine an employee’s STIP payout will be based on the employee’s salary grade and to which division/operating company the employee is employed. For example, if an employee works in US P&C operations, division specific P&C performance would constitute the larger portion of such employee’s STIP award, followed by individual performance and total company results.

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To meet threshold and target for individual performance, an employee must receive a 3.0 or better rating on his or her most recent performance evaluation. Any STIP payment in excess of 100% of the target goal attributable to individual performance is solely at the discretion of the Committee.

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It is possible to receive performance results that fall between the three milestones of threshold, target and maximum. For example, Company operating earnings results may be above target but below maximum. Any STIP payment will be adjusted to reflect actual performance results.

Short-Term Incentive Plan

STIP Personalized Statement

Each employee will receive a STIP personalized statement outlining his or her bonus opportunity under the STIP. This statement will be updated and reissued with any actual payout information following the end of the applicable STIP year.

STIP Payout – An Example

Following is an example of a STIP payout at threshold, target, and maximum, assuming for an employee:

•	The employee is employed in US P&C.

•	The employee is a salary grade 9.

•	The employee is earning a base salary of $85,000.

•	The employee has a STIP Target of $8,500 (10.0% x $85,000).

Component	Weight of Metric	Percentage of Bonus	THRESHOLD	TARGET	MAXIMUM
1. Total Company Performance
Revenue	20%	4%	$0	$340	$680
Operating Earnings	60%	12%	$0	$1,020	$2,040
Weekdays O/S in Total A/R	20%	4%	$0	$340	$680
	100%	20%	$0	$1,700	$3,400
2. Division Performance
Div Revenue	20%	10%	$0	$850	$1,700
Div Operating Earnings	60%	30%	$0	$2,550	$5,100
Div Weekdays O/S in Total A/R	20%	10%	$0	$850	$1,700
	100%	50%	$0	$4,250	$8,500
3. Individual Performance
Individual Performance	100%	30%	$0	$2,550	$5,100
	100%	30%	$0	$2,550	$5,100
Total Annual Incentive Payout:			$0	$8,500	$17,000
Actual Payout as % of Salary:			0.0%	10.0%	20.0%

STIP Payments

Employees who qualify will receive any STIP payout in a lump sum cash payment. The Company will endeavor to distribute such payments no later than March 15 following the end of the applicable STIP year.

All STIP payments are subject to applicable federal, state, local, and FICA withholdings and taxes. In addition, applicable 401(k) contributions will be made from an employee’s STIP payment in accordance with his or her current contribution rate.

Short-Term Incentive Plan

Life Events and the STIP

Life Event	What Happens to the STIP payment

An employee is not currently eligible for the STIP and is promoted to a STIP eligible position	In general, the employee will be eligible for STIP participation for any full months that he or she works in the STIP year, provided the employee is promoted before September 30 of that STIP year.

An employee is currently eligible for the STIP and is promoted to new salary grade	The employee’s STIP payout, if any, for that STIP year will be a prorated combination of his or her full months worked at the previous and new salary grades; provided, however, the employee must move into the new salary grade before September 30 of the applicable STIP year. If an employee moves into a new salary grade after September 30 of the applicable STIP year, his or her STIP payment will be based on the salary grade effective prior to September 30 of such year.

An employee is currently eligible for the STIP and moves to a non-STIP eligible position	The employee is eligible to receive a prorated amount of his or her STIP payout for any full months worked during the applicable STIP year while STIP eligible.

An employee is currently eligible for the STIP and his or her employment terminates	The employee will not be eligible for any STIP payout for the STIP year in which the termination occurred unless the termination is for death or retirement. If an employee is STIP eligible and his or her employment is terminated in a Company-initiated reduction in force, the employee may be eligible for a prorated amount of the STIP payment.

An employee is eligible for the STIP, leaves the Company and is rehired in a STIP-eligible position in the same STIP year	The employee will be eligible for a STIP payout based on the full months worked after his or her rehire date – any eligibility accrued before the employee terminated from employment will not count in his or her STIP payout calculation.

An employee is STIP-eligible and goes on an approved unpaid leave of absence	Provided applicable state or federal laws allow, the employee is eligible to receive a prorated amount of his or her STIP payout for any full months worked during the year while STIP eligible.

An employee is STIP-eligible and returns from an approved unpaid leave of absence	Provided applicable state or federal laws allow, the employee is eligible to receive a prorated amount of his or her STIP payout for any full months worked during the year while STIP eligible.

An employee retires	The employee is eligible to receive a prorated amount of his or her STIP payout for any full months worked during the STIP year before retirement.

An employee dies	The employee’s estate is eligible to receive a prorated amount of his or her STIP payout for any full months worked during the STIP year before death.